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                                                                     EXHIBIT 4.1


                           AUTHENTIDATE HOLDING CORP.

                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                     RIGHTS AND NUMBER OF SHARES OF SERIES C
                           CONVERTIBLE PREFERRED STOCK


                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

         The undersigned President and Secretary, respectively, of AUTHENTIDATE HOLDING CORP., a Delaware corporation (the "Corporation"), hereby certify that pursuant to authority granted to and vested in the Board of Directors of the corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has duly adopted the following resolutions creating the Series C Convertible Preferred Stock:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 4,951,900 shares of authorized but unissued shares of the preferred stock, par value $.10 per share, of the Corporation, such series to be designated Series C Convertible Preferred Stock (the "Series C Preferred Stock"), to consist of 4,000 shares, par value $.10 per share, of which the preferences and relative and other rights, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation's Certificate of Incorporation) as follows:

         1.       CERTAIN DEFINITIONS

                  Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified.

         Closing Price: The term "Closing Price" shall mean on the Original Issue Date, the closing price of the Corporation's Common Stock as reported on the Nasdaq Stock Market or the principal securities exchange on which the Common Stock is listed.

         Common Stock: The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock, par value $.001 per share, of the Corporation, and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

         Conversion Price: The term "Conversion Price" shall mean the price at which shares of Common Stock shall be delivered upon the conversion of the Series C Shares, which price shall
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be initially 85% of the Closing Price, subject to the adjustments set out in
Section 6 of this Certificate of Designation.

         Conversion Shares: The shares of Common Stock issued or issuable to the Holders upon conversion thereof in accordance with the terms hereof.

         Holder(s): The holder(s) of the outstanding share(s) of Series C Preferred Stock.

         Issue Date: The term "Issue Date" shall mean the date that shares of Series C Preferred Stock are first issued by the Corporation.

         Issue Price: The term "Issue Price" shall mean the per share initial sale price of the Series C Preferred Stock of $1,000 issued by the Corporation.

         Liquidation Payment: The Liquidation Payment shall be an amount paid in cash equal to the sum of : (i) the Issue Price; and (ii) all accrued but unpaid dividends on the Series C Preferred Stock to the date fixed for liquidation.

         Majority Holders: The Holders of a majority of the shares of Series C Preferred Stock outstanding at the time of such determination.

         Market Price: Market Price shall be deemed to be the last reported sale price, or, in case no such reported sale takes place on such day, the average of the last reported sale prices for the preceding three trading days, in either case as officially reported by the principal securities exchange on which the Common Stock is listed or admitted to trading or as reported in the Nasdaq National Market System, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq National Market System, the last reported sale price as furnished by the National Association of Securities Dealers, Inc. through Nasdaq or similar organization if Nasdaq is no longer reporting such information, or if the Common Stock is not quoted on Nasdaq, as determined in good faith by resolution of the Board of Directors of the Company, based on the best information available to it for the two days immediately preceding the Exchange Date.

         Original Issue Date: The date a share of Series C Preferred Stock was first issued by the Corporation.

         Purchase Agreement: A certain agreement dated as of the date of this Designation between the Corporation and Banca del Gottardo.

         Redemption Date: The term "Redemption Date" shall mean any date set by the Corporation for redemption of all or a part of the Series C Preferred Stock in accordance with Section 6 hereof.



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         Redemption Price. The term "Redemption Price" shall mean the aggregate of: (1) the Issue Price; and (2) accrued and unpaid dividends as of the Redemption Date.

         Subsidiary: The term "Subsidiary" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

         2.       RANK

         The Series C Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) junior to the Corporation's Series B Preferred Stock and any other series of Preferred Stock hereafter established by the Board of Directors and, as required by Section 7, approved by the affirmative vote of the Majority Holders (collectively referred to herein as the "Senior Securities"); (b) on a parity with any other series of Preferred Stock established by the Board of Directors and, as required by
Section 7, approved by the affirmative vote of the Majority Holders, the terms of which shall specifically provide that such series shall rank on a parity with the Series C Preferred Stock (the Series C Preferred Stock and any such other securities are referred to herein collectively as the "Parity Securities"), and
(c) prior to any other equity securities of the Corporation, including the Common Stock, all of such equity securities of the Corporation to which the Series C Preferred Stock ranks prior, including the Common Stock, are referred to herein collectively as the "Junior Securities".

         3.       DIVIDENDS

                  (a) Subject to the limitations described below, holders of shares of the Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for payment, dividends in cash, or at the option of the Corporation, in additional shares of Common Stock of the Corporation, at an annual rate of 4% per share, payable annually and commencing one year from the Original Issue Date and thereafter on each anniversary of the Original Issue Date. Dividends will be cumulative from the Original Issue Date and will be payable to holders of record as they appear on the stock books of the Corporation on the tenth business day prior to the dividend payment date. In the event the Corporation elects to pay dividends to the Holders in additional shares of Common Stock, such distribution shall be based upon a price per share of Common Stock equal to the average closing price of the Common Stock for the five (5) trading days ending on the day prior to the dividend payment date, as reported on the NASDAQ National Market System or the principal securities exchange on which the Common Stock is listed. All fractional shares resulting from the issuance of dividends payable in stock shall be rounded up or down to the nearest whole share If any dividend payment date is not a business day, such dividend payment date shall be the next succeeding business day.



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                  (b) All dividends paid with respect to shares of the Series C
Preferred Stock pursuant to paragraph (3)(a) shall be paid pro rata to the Holders entitled thereto.

                  (c) Notwithstanding anything contained herein to the contrary, no cash dividends on shares of the Series C Preferred Stock, the Parity Securities or the Junior Securities shall be declared by the Board of Directors or paid or set apart for payment by the Corporation (i) unless all accrued and unpaid dividends on the Senior Securities for all prior periods and the current period have been paid or declared and set apart for payment; and (ii) at any time that the terms or provisions of any indenture or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibits such declaration, payment or setting apart for payment or that such declaration, payment or setting apart for payment would constitute (after notice or lapse of time or otherwise) a breach of or a default under any such indenture or agreement; provided, however, than nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any cash dividends at any time, whether permitted by any of such agreements or not.

                  (d) (i) No full dividends shall be declared or paid or set apart for payment on any Parity securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. If any dividends are not paid in full, as aforesaid, upon the shares of the Series C Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Series C Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Stock and such other Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other Parity securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock or any other Parity Securities which may be in arrears.

                  (ii) Any dividend not paid pursuant to paragraph (3)(a) hereof or this paragraph (3)(d) shall be fully cumulative and shall accrue (whether or not declared), without interest, as set forth in paragraph (3)(a) hereof.

                  (e) (i) The Holders shall be entitled to receive the dividends provided for in paragraph (3)(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities. The Corporation shall not declare, pay or set apart for payment any dividend on any Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation, or other property, to the holders thereof, and


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shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid dividends on shares of any Series C Preferred Stock shall have been or be duly paid in full and all redemption payments which have become due with respect to such Series C Preferred Stock shall have been or be duly discharged.

                  (ii) Subject to the forgoing provisions of this Section (3) the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the Holders shall not be entitled to share therein.

                  (f) All payments of dividends pursuant to this Section by the Corporation shall be made with deduction for or on account of any present or future tax, assessment or other governmental charge ("Taxes") imposed upon such payment by the United States of America or any political subdivision or taxing authority thereof or therein (the "United States").

         4.       DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP

                  (a) (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Liquidation Payment for each share outstanding before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the Liquidation Payments payable to the Holders or any other Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the Holders and the holders of outstanding shares of such other Parity Securities are entitled were paid in full.

                  (ii) The Holders will not be entitled to receive the Liquidation Payment of such shares until the liquidation payments of the Corporation's Senior Securities now existing or hereafter issued has been paid in full.

                  (iii) In addition to the Liquidation Payment, and after the Liquidation Payment has been paid in full, the Holders shall be entitled to share ratably in the distribution of assets of the Corporation, if any, available for distribution to the holders of Common Stock, as if the Series C Preferred Stock been converted immediately prior to the record date for such distribution.



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                  (b) The Liquidation Payment with respect to each fractional share of the Series C Preferred Stock outstanding or accrued but unpaid shall be equal to a ratably proportionate amount of the Liquidation Payment with respect to each outstanding share of Series C Preferred Stock.

                  (c) For the purposes of this Section (4), neither the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or their consideration) of all or substantially all the property or assets of the Corporation or the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, conveyance, lease, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

         5.       REDEMPTION

         The shares of Series C Preferred Stock shall be redeemable at any time by the Corporation, at its option, as follows:

                  (a) The Series C Preferred Stock is redeemable at any time commencing one year after the Closing at the option of the Corporation, on not less than 30 nor more than 60 days written notice to the Holders at a redemption price equal to the Issue Price plus accrued and unpaid dividends, provided (i) the public sale of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock (the "Conversion Shares") are covered by an effective registration statement or are otherwise exempt from registration; and (ii) during each of the immediately preceding 20 consecutive trading days ending within 10 days of the date of the notice of redemption, the Market Price of the Corporation's Common Stock is not less than 200% of the Conversion Price, subject to adjustments for stock splits, stock dividends, combinations of shares, corporate reorganizations or like events.

                  (b) Notwithstanding anything contained herein to the contrary, the Corporation may not purchase, redeem or acquire any shares of the Series C Preferred Stock, the Parity Securities or the Junior Securities unless all accrued and unpaid dividends on the Senior Securities for all prior periods and the current period have been paid or declared and set apart for payment

                  (c) The Corporation may not elect to redeem less than all of the outstanding shares of Series C Preferred Stock, unless with the consent of the majority of the Holders. In the event that the Corporation has failed to pay accrued and unpaid dividends on the Series C Preferred Stock, it may not redeem the then outstanding shares of the Series C Preferred Stock, until all such accrued and unpaid dividends and the then current annual dividend have been paid in full.

                  (d) There shall be no mandatory redemption or sinking fund obligation with respect to the Series C Preferred Stock.



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                  (e) Prior to redemption, the Corporation shall deliver to each record holder of Series C Preferred Stock notice of its intention to redeem all or part of the shares of Series C Preferred Stock. The notice shall state the Redemption Date, which date shall be a business day. Notice of redemption shall be mailed (by United States first class mail) at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Series
C Preferred Stock to be redeemed at the address shown on the stock books of the Corporation. Unless a holder of Series C Preferred Stock elects to convert his Series C Preferred Stock prior to 5:00 p.m. (Eastern Standard Time) on the Redemption Date, he shall return any and all original share certificates representing Series C Preferred Stock to be redeemed to the Corporation (or such other place at set forth in the notice of redemption). At 5:00 p.m. (Eastern Standard Time) on the Redemption Date, the right of any holder to convert their shares of Series C Preferred Stock shall terminate. After the Redemption Date, dividends will cease to accrue on the shares of Series C Preferred Stock called for redemption, and all rights of the holders of such shares will terminate except the right to receive the redemption price without interest (unless the Corporation defaults in the payment of the redemption price). The Corporation shall deliver the Redemption Price within 10 days after receipt by the Corporation of the original shares of Series C Preferred Stock returned by the holder to the Corporation. The shares of Series C Preferred Stock redeemed by the Corporation will be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series C Preferred Stock.

         6.       CONVERSION RIGHTS

                  The Series C Preferred Stock shall be convertible into Common Stock as follows:

                  (a) Voluntary Conversion. Subject to and upon compliance with the provisions of this Section 6, unless previously redeemed by the Corporation, the Holders have the right, at such Holder's option, at any time, and from time to time, commencing on the earlier of (a) one year from the Issue Date or (b) the effective date of a registration statement filed with the Securities and Exchange Commission covering the issuance and resale of the Conversion Shares, to convert such Holder's shares of Series C Preferred Stock into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock issuable upon conversion of each share of this Series C Preferred Stock shall be equal to the Issue Price divided by the Conversion Price in effect at the time of conversion, determined as hereinafter provided. The price at which shares of Common Stock shall be delivered upon conversion shall be initially 85% of the Closing Price (subject to the adjustments set out in this Section 6). The right to convert shares called for redemption pursuant to Section 5 shall terminate on the earlier of five years from the Issue Date or the close of business on the date fixed for such redemption unless the Corporation shall default in making payment of the amount payable upon such redemption.

                  (b) Automatic Conversion. All of the outstanding shares of Series C Preferred Stock shall be automatically converted into fully paid and nonassessable shares of Common Stock, without any further action of the Holders, at the Conversion Price (i) on the earlier of the date five


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years from the Issue Date or (ii) the first date following the one-year anniversary of the date that a registration statement covering the Conversion Shares becomes effective and that the Market Price of the Corporation's Common Stock is at least 200% of the Conversion Price for twenty consecutive trading days.

                  (c) The Holders at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof or the Corporation's default in payment of the dividend due on such Dividend Payment Date (except that holders of shares called for redemption on a redemption date between such record date and the dividend payment date shall not be entitled to receive such dividend on such dividend payment date). A Holder on a dividend payment record date who (or whose transferee) surrenders any of such shares for conversion into shares of Common Stock on a Dividend Payment Date will receive the dividend payable by the Corporation on such shares of Series C Preferred Stock on such date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

                  (d) (i) Conversion Procedure. In order to exercise the conversion privilege, the Holders of each share of Series C Preferred Stock to be converted shall surrender the certificate representing such share to the Chief Financial Officer of the Corporation or the Agent appointed for such purpose by the Corporation, with the Notice of Election to Convert on the back of said certificate completed and signed. Unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Series C Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax.

                  (ii) As promptly as practicable after the surrender of the certificates for shares of Series C Preferred Stock as aforesaid, the Corporation shall issue or cause to be issued, and shall deliver or cause to be delivered, at such office to such Holder, or on his written order, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions of this Section 6, and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled in cash with the value of a share of Common Stock deemed equal to the Conversion Price.

                  (iii) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series C Preferred Stock shall have been surrendered and such notice received by the Corporation as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, unless the stock transfer books of the Corporation shall be closed on that date, in which event such person or


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persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, and such notice received by the Corporation. All shares of Common Stock delivered upon conversion of the Series C Preferred Stock will upon delivery be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

                  (e) Conversion Rate Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

                           (i) Subdivisions, Reclassifications or Combinations.
If the Corporation shall (A) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (B) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any shares of Series C Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which he would have owned or been entitled to receive had such Series C Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

                           (ii) Consolidation, Merger, Sale or Conveyance. In
case of any consolidation or merger of the Corporation with any other corporation (other than a wholly owned subsidiary), or in case of sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, the Corporation will be required to make appropriate provision so that each holder of shares of Series C Preferred Stock then outstanding will have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock was convertible immediately prior to such consolidation, merger, sale, transfer or share exchange.

                           (iv) Timing of Issuance of Additional Common Stock
Upon Certain Adjustments. In any case in which the provisions of this subparagraph (e) shall require that any adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series C Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (e) of this paragraph 6, provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.


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                           (vi) Adjustments. No adjustment of the Conversion
Price will be made for cash distributions or cash dividends paid out of funds legally available therefor. All calculations under this Section 6(e) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                  (f) Statement Regarding Adjustments. Whenever the Conversion Rate shall be adjusted as provided in subparagraph 6(e), the Corporation shall forthwith file, at the office of any transfer agent for the Series C Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by registered or certified mail, return receipt requested, postage prepaid, to each holder of shares of Series C Preferred Stock at its address appearing on the Corporation's records. Each such statement shall be signed by the Corporation's independent public accountants, if applicable. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 6(g).

                  (g) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in clause (e) (but only if the action would result in an adjustment in the Conversion Rate), the Corporation shall give notice to each holder of shares of Series C Preferred Stock, in the manner set forth in subparagraph 6(f), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series C Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not, however, affect the legality or validity of any such action.

                  (h) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series C Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series C Preferred Stock in respect of which such shares are being issued.

                  (i) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series C Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock,


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sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock.

                  (j) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series C Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

         7.       VOTING RIGHTS

         The holders of record of shares of Series C Preferred Stock shall not be entitled to any voting rights except as follows:

                  (a) so long as any shares of Series C Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required under the Delaware General Corporation Law, without first obtaining the approval of at least the Majority Holders, given in person or by proxy either by written consent or at a meeting at which the Holders shall be entitled to vote separately as a class, the Corporation shall not (i) amend, alter or repeal any provisions of the Series C Preferred Stock, Certificate of Incorporation or Bylaws so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series C Preferred Stock or the holders thereof, (ii) create, authorize or issue any other class or series of preferred stock on a parity with, or having greater or preferential rights than, the Series C Preferred Stock with respect to liquidation or dividends, (iii) directly or indirectly, redeem, repurchase or otherwise acquire for value, or set aside for payment or make available for a sinking fund for the purchase or redemption of, any stock ranking junior to on a parity with the Series C Preferred Stock, or (iv) enter into any agreement which would prohibit or restrict the Corporation's right to pay dividends on the Series C Preferred Stock; and

                  (b) as otherwise provided by the Delaware General Corporation Law.

         8.       EXCLUSION OF OTHER RIGHTS

                  Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation.

         9.       HEADINGS OF SUBDIVISIONS

                  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.


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         10.      SEVERABILITY OF PROVISIONS

                  If any right, preference or limitation of the Series C Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         11.      EXCLUSION OF OTHER RIGHTS

         Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation.

         12.      STATUS OF REACQUIRED SHARES

         Shares of Series C Preferred Stock which have been issued and reacquired in any manner or converted shall (upon compliance with any applicable provisions of the laws of the State of Delaware) not be reissued as Series C Preferred Stock, but shall have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

         13.      REGULATION S

         Neither the Corporation nor any authorized agent acting on its behalf will register any transfer of the Shares of Series C Preferred Stock thereof not made in compliance with Regulation S under the Securities Act of 1933 or pursuant to registration or another available exemption under such Act.

         IN WITNESS WHEREOF, this Certificate has been made under the seal of the Corporation and the hands of the undersigned on May __, 2001.



                                            ----------------------------------
                                            Name: John T. Botti
                                            Title: President
Attest:


----------------------------------
Name: Ira C. Whitman
Title: Secretary


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